Exhibit 99.1

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF OCTOBER 28, 2021 AND DECEMBER 31, 2020

Santa Rita No. 1110, Col. Chapalita Oriente, Zapopan, Jalisco, México. C.P. 45040

TEL: +52 33 3647 2715 /33 3647 2732 / 33 3647 2752 EMAIL: vghlbgdl@hlbguadalajara.com.mx www.hlb.global

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

I N D E X

1.-	Independent Auditors’ Report.

2.-	Balance Sheet.

3.-	Statement of (Loss) Income.

4.-	Statements of Changes in Stockholders’ Equity.

5.-	Statement of Cash Flow.

6.-	Notes to the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S. de R.L de C.V.

We have audited the attached financial statements of Flexo Universal, S. de R.L. of C.V. as of October 28, 2021 and the corresponding income statement, stockholders' equity and cash flows for the period from January 1 to October 28, 2021. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting. The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

Emphasis paragraph

On July 30, 2021, a Redemption Agreement was signed in which he agreed the reduction and and form of payment of the capital stock owned by YUNHONG CTI LTD., (Before CTI Industries INC,) was agreed for a total of $47,328,869 Mexican pesos, represented by the same number of social parts.

In the Shareholders' Assembly held on October 11, 2021, it was unanimously agreed to increase and reduce the share capital as follows:

Increases for the amount of $2,049,999 and the same number of social parts and in compliance with the agreement indicated in the previous paragraph, a decrease for the amount of $47,328,869. and the same number of social parts, reimbursement in favor of YUNHONG CTI LTD., (Before CTI Industries INC,) who, as of that date, ceases to be a shareholder of Flexo Universal, S. de R.L. de C.V.

By virtue of what is stated in the previous paragraphs, the financial statements that are presented are those that show the accounting records of the company as of October 28, 2021 and are not comparable with the audited financial statements as of December 31, 2020 that are presented .

Basis of the opinion.

Exception opinion

Due to the Management's decision to present financial statements closing on October 28, 2021 and which we were informed of later, we did not observe the physical inventories as of that date and due to the nature of the accounting records we were unable to satisfy ourselves, through the application of other audit procedures, the reasonableness of said inventories and the cost of sale for the period from January 1 to October 28, 2021.

Opinion.

In our opinion except for the possible effects in the period from January 1 to October 28, 2021 of the fact described in the paragraph "basis for the opinion with caveats, the financial statements referred to above present fairly, in all material respects, the financial position of Flexo Universal, S. de RL de C.V., as of October 28 2021, and the results of their operations and their cash flows for the year that ended, in conformity with the basis of accounting described above.

Vargas Graf y Cía., S.C

Zapopan, Jalisco, México C. Cp, 45040

C.P.C. Luis Alberto Garcia Sanchez

Certified Public Accountant

Partner

February 14, 2022

Santa Rita No. 1110, Col. Chapalita Oriente, Zapopan, Jalisco, México. C.P. 45040

TEL: +52 33 3647 2715 /33 3647 2732 / 33 3647 2752 EMAIL: vghlbgdl@hlbguadalajara.com.mx www.hlb.global

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
BALANCE SHEET AS OF OCTOBER 28, 2021 AND DECEMBER 31, 2020
( In Mexican pesos )
(Notes 1 & 2)

	October 28, 2021	2020
CURRENT ASSETS:

Cash and cash equivalents	$653,001	$2,109,034
Accounts receivables	69,236,818	64,522,563
Other accounts receivables (Note 3)	29,644,715	27,852,763
Related parties (Note 4)	-	19,118,170
Inventories (Note 5)	73,962,358	73,557,469
Total current assets	173,496,892	187,159,999

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	2,313,987	3,016,497

Warranty deposits	3,157,146	3,116,161

Other assets	584,608	868,242
Deferred income tax (Note 14)	14,433,489	10,489,760
Other deferred assets (Note 10 )	542,744	695,391
Total non current assets	21,031,974	18,186,051

TOTAL ASSETS	$194,528,866	$205,346,050

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$93,398,955	$82,219,266
Related parties (Note 4)	31,766,448
Current portion of long term liabilities to related parties (Note 8)		11,605,002
Total current liabilities	125,165,403	93,824,268

DEFERRED LIABILITIES
Deferred Sales (Note 10 )	2,187,733	2,803,033
TOTAL LIABILITIES	127,353,136	96,627,301

STOCKHOLDERS' EQUITY

Capital stock (Note 11 )	2,132,075	47,410,945
Legal Reserve	4,205,584	4,205,584
Accumulated results	57,102,220	68,754,493
Period's net (loss) profit	3,735,851	(11,652,273)
TOTAL STOCKHOLDERS' EQUITY	67,175,730	108,718,749

Contingencies (Note 13)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUTIY	$194,528,866	$205,346,050

The enclosed notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
STATEMENT OF OPERATIONS FOR THE YEARS ENDED
OCTOBER 28, 2021 AND DECEMBER 31, 2020
( In Mexican pesos )

	OCTOBER 28, 2021	2020

Net sales	$66,528,652	$121,251,658
Cost of products sold	(70,318,544)	(109,027,146)
GROSS PROFIT	(3,789,891)	12,224,512

Operating expenses
Administration and sales expenses	(16,041,848)	(21,301,889)
Other income, (expenses) - net	19,302,500	898,337
	3,260,652	(20,403,552)

OPERATION NET PROFIT	(529,240)	(8,179,040)

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	3,544,682	(1,962,745)
interest - net	1,485,312	(6,621,181)
	5,029,994	(8,583,926)

PROFIT BEFORE INCOME TAXES AND EPS	4,500,754	(16,762,966)

Income tax	-	-
Deferred income tax	(764,903)	5,110,693
	(764,903)	5,110,693

NET PROFIT	$3,735,851	$(11,652,273)

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED OCTOBER 28, 2021 AND DECEMBER 31, 2020
( In Mexican pesos )

	October 28, 2021	2020

CAPITAL STOCK

Initial period balance	$47,410,945	$47,410,945
	49,999
	(47,328,869)
	2,000,000
Initial and final period balance	2,132,075	47,410,945

LEGAL RESERVE		-

Initial period balance	4,205,584	4,205,584
	-	-
Final period balance	4,205,584	4,205,584

ACCUMULATED RESULTS

Initial period balance	68,754,493	76,261,596
Transfer from net profit (loss)	(11,652,273)	(7,507,103)

Final period balance	57,102,220	68,754,493

NET PROFIT (LOSS)

Initial period balance	(11,652,273)	(7,507,103)
Transfer to accumulated results	11,652,273	7,507,103
Net loss	3,735,851	(11,652,273)
Final period balance	3,735,851	(11,652,273)

TOTAL	$67,175,730	$108,718,749

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
CASH FLOW STATEMENT
FOR THE YEARS ENDED OCTOBER 28, 2021 AND DECEMBER 31, 2020

( In Mexican pesos )

	October 28, 2021	2020
OPERATING ACTIVITIES:

Net profit	$3,735,851	$(11,652,273)

Items related with investment activities
Depreciation	660,370	1,071,779
Items related with financing activities
Interest	(1,485,312)	6,621,181
	2,910,909	(3,959,313)

Trade debtors and other receivables (increase) decrease	(6,506,207)	(5,712,032)
Inventories increase	(404,889)	18,315,288
Other assets (increase) decrease	395,296	(3,010,412)
Assets, Liabilities to related parties increase (decrease)	50,884,618	(2,451,537)
Suppliers and other liabilities (decrease) increase	11,179,689	7,868,687
Deferred Sales	(615,300)	(2,257,182)
Taxes paid	(3,943,729)	(127,657)

Net cash flow from financial activities	53,900,387	8,665,842

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	42,140	(184,680)

	42,140	(184,680)
FINANCING ACTIVITIES:

Long term liabilities to related parties	(11,605,002)	(399,276)
Paid interest	1,485,312	(6,621,181)
Decrease and payment of capital	(47,328,869)
Increase in capital	2,049,999
	(55,398,560)	(7,020,457)

INCREASE IN CASH AND CASH EQUIVALENTS	$(1,456,033)	$1,460,705

Cash and cash equivalents at beginning of year	$2,109,034	$648,329
Cash and cash equivalents at end of year	$653,001	$2,109,034

The accompanying notes are an integral part of these financial statements

NOTES TO FINACIALSTATEMENTS

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

As of December 31st, 2020 and 2019

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituded in 2002. Until October 11,, 2021 as indicated below it was Subsidiary of CTI Industries INC, a North American company that owned 99.8269% of its capital stock.

Its main activity is the production of latex and mylar balloons

On July 30, 2021, a Redemption Agreement was signed in which he agreed the reduction and and form of payment of the capital stock owned by YUNHONG CTI LTD., (Before CTI Industries INC,) was agreed for a total of $47,328,869 Mexican pesos, represented by the same number of social parts.

In the Shareholders' Assembly held on October 11, 2021, it was unanimously agreed to increase and reduce the share capital as follows:

Increases for the amount of $2,049,999 and the same number of social parts and in compliance with the agreement indicated in the previous paragraph, a decrease for the amount of $47,328,869. and the same number of social parts, reimbursement in favor of YUNHONG CTI LTD., (Before CTI Industries INC,) who, as of that date, ceases to be a shareholder of Flexo Universal, S. de R.L. de C.V.

Irregular exercise

By virtue of what is stated in the previous paragraphs, the financial statements that are presented and on which the opinion of the public accountant was issued are those that show the accounting records of the company as of October 28, 2021

On August 28, 2015 by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

Going concern

The company meets its working capital needs by investing the profits currently generated, as well as by contracting short- and long-term bank credits.

The financial structure of the company has allowed it to have liquidity and the payment of interest has been made punctually, likewise it is up to date in its tax obligations. The company's management considers that it has sufficient resources to continue as a going concern company.

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information

b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

d.	Cash and equivalents

Mainly represented by deposits in bank accounts.

e.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

f.	Inventories

Inventories of finished goods, production in process and raw materials, are recorded at its historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued at the average cost method net from the estimates which does not exceed their realization value.

g.	Machinery and equipment

Acquisitions of fixed assets are recorded at their acquisition cost.

Acquisition costs include all associated expenses so that fixed assets are ready to be used.

Depreciation is calculated using the straight-line method, beginning in the year in which the assets are used, and according to the following rates:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

h.	Long lived assets evaluation

Impairment of long-term assets – As of January 1°, 2004 the C-15 standard “Impairment in the value of long-lasting assets and its disposal” became effective. This standard requires that companies determine the effect of impairment in long lasting assets in use, in case of detection of indication of impairment or losses for impairment recognized in those assets. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the standard.

i.	Income tax

Income tax. - The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares the accounting and tax values of them. Deferred tax is recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is booked in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008, this FRS was modified, the main changes are:

●

Caused and deferred Employee Profit Sharing (PTU). - This concept is considered as an ordinary expense based on the benefits to employees, that is the reason why it is now classified in the results statement in other income and expenses.

●	Cumulative Effect of Income Tax -- The previous FRS stated that this component will be presented separately in equity, the change consists to reclassify this concept to cumulative results.
●
j.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k.	Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing".

l.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared.

Income from contracts with customers.- In October 2015, the financial reporting standard D-1 "Income from contracts with customers" was approved by the Issuer Council of CINIF, which establishes a single integral model to be used by the entities in the booking of income from contracts with clients.

The basic principle this standard is that an entity must recognize the income represented by the promised transfer of goods or services to customers for the amounts that reflect the considerations that the entity expects to receive in exchange for those goods or services. Specifically, the standard establishes the application of five steps to recognize income:

Step 1: Identify the contract or contracts with the client

Step 2: Identify the obligations to be fulfilled in the contract

Step 3: Determine the price of the transaction

Step 4: Assign the price of the transaction between the obligations to be fulfilled in the contract; and

Step 5: Recognize income when the entity satisfies the obligation to comply.

Under this standard, an entity must recognize the income when the obligation is satisfied, that is, when the "control" of the goods or services agreed of the obligation of compliance has been transferred to the client. Appendices have also been included in standard D-1 to deal with specific situations. In addition, the number of disclosures required has increased.

This standard is mandatory as of January 1, 2019

m.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

n.	Income statement

Income statements are classified by its operative activities. According to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

o.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of exchange rates fluctuations at the date of the operation registry, at the date of realization or at the period end valuation.

p.	Leases.-

In 2019, companies must adopt the new model to register and report their leases in financial statements, whether for premises, offices, buildings, equipment and other types of assets that they have the right to use and are controlled by service contracts such as for example, transportation. Previously, these contracts were generally recognized monthly as an operating expense based on the amount of rent.

In this sense, the International Accounting Standards Board (IASB), the Mexican Council of Financial Information Standards (CINIF) and the Financial Accounting Standards Board (FASB) were given the task of issuing the new standard of “Leases” applicable in each One of these accounting frameworks: IFRS, Mexican FRS and US GAAP, which will minimize the differences and disadvantages that may arise between some companies that otherwise record these leases in their financial statements.

The financial statements as of December 31, 2020 and 2019 do not recognize the effects of the application of standard NIF D-5 Leases, effective as of this year.

However, in the consolidated financial statements of CTI Industries INC., The holding company that owns 99.8260% of the Company's capital stock, the future income of the useful life of the contract is recognized at current value, at current rates stipulated, based on the regulatory provisions of the financial reporting standard ASC-842 in force as of 2019.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of October 28, 2021 and December 31st, 2020, the other accounts receivable are integrated as follows:

	October 28, 2021	2020

Other Collective taxes	6,147,488	6,651,529
Creditable VAT	23,497,227	21,201,234
	$29,644,715	$27,852,763

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of October 28, 2021 and December 31st, 2020 is presented:

	to October 28,2021	2020
Goods Sold:
CTI Industries Corporation (Note)	$737,846	$3,097,426

Inventory Purchases:
CTI Industries Corporation	$-	$788,524

Sale of Machinery (Fixed Assets)
CTI Industries Corporation (Note)	$6,181,200

Reduction and payment of Share Capital
CTI Industries Corporation	$(47,328,869)

Interest
CTI Industries Corporation	$(7,186,919)	$40,177

Accounts receivable and (payable) to related parties are:

	Receivable- (Payable)
	Net balances
	October 28, 2021	2020
CTI Industries Corporation	$(8,075,520)	$17,963,587
Pablo Gortazar de Oyarzabal	87,736	(139,832)
CTI Balloons Limited	-	482,487
CTI Europe GMBH	-	1,435,511
Kingman, S.A. de C.V.	(23,252,310)
Venture Leasing, S. de R.L. de C.V.	(526,354)	(623,583)
	$(31,766,448)	$19,118,170

As indicated in Note 1 hereof, CTI Industries Co. ceased to be a shareholder of the Company, however, during the period from January 1 to October 11, the date on which it ceased to be a shareholder, it is considered a related party.

Note:      The sales of machinery and inventories were considered as part of the payment of the capital reimbursement.

For the year 2020 the company has with transfer pricing study for transactions with related parties where such operations must be comparable to those used in/or arm's-length transactions.

NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

	October 28, 2021	2020
Inventory of raw materials and materials	68,126,238	70,487,865

Production in process	5,836,120	3,069,604

	$73,962,358	$73,557,469

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	October 28, 2021	2020
Machinery	$26,048,084	$26,021,972
Leasehold improvements	3,003,934	3,003,934
Molds	5,845,490	5,815,740
Computer equipment and softwere	1,441,941	1,437,630
Transport equipment	653,463	653,463
Furniture and office equipment	559,922	559,922
Leased machinery	171,584	134,684
	37,724,419	37,627,345
Depreciations and amortizations	(35,410,432)	(34,610,848)
Total Machinery and equipment	$2,313,987	$3,016,497

The depreciation and amortization methods and the annual rates are stated in note 2g. The charge to results amounted $660,370. and $1,071,779. for the periods ended on October 28, 2021 and December 31st, 2020 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of mandatory 5 years. This agreement takes place since March 1st, 2017 and ends on February 28th, 2022.

The charge to results amounted $6’093,139. and $6’793,081.for the years ended on October 28, 2021 and December 31st, 2020 respectively.

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of October 28, 2021 and December 31st, 2020.

	October 28, 2021	2020
Accounts payable to suppliers, accrued expenses
and other accounts payable:
Suppliers	$40,339,568	$43,754,022
Sundry creditors	43,503,752	36,266,481
Rated reserves	8,378,608	1,755,200
Taxes payable	1,177,026	443,563
	$93,398,955	$82,219,266

NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	As of October 28, 20212020	As of December 31, 2020

CTI Industries

Term promissory note

The note issued in favor of CTI Industries Corporation that redocuments the amounts that Flexo Universal, S. de RL, of CV, owed on December 31, 2013 to CTI Industries Corporation, which includes $ 68,669. US dollars by principal and accrued interest $ 502,545. The amount of the interest accrued as of December 31, 2017 and December 31, 2018 amounted to the amount of $ 559,701 and 511,895. Such document will be paid as of March 31, 2014 and, subsequently, the first day of each calendar quarter until the debt has been fully settled. it is 2.5% per year, in case of default, an 8% annual rate will be established at the discretion of the creditor.

	-	11,655,803
Current portion of long term liabilities	-	(11,655,803)

Loans current account 2014
Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	-	1,113,477
Current portion of long term liabilities	-	(1,113,477)

Loans current account 2015

Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term	-	777,999
Current portion of long term liabilities	-	(777,999)

Loans current account 2016
Undocumented loans current account totaling $ 97,363. US dollars, without interest and agreed term	-	(1,942,277)
Current portion of long term liabilities	-	1,942,277

Pablo Gortazar
Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	-	-
Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points
	-	11,605,002
Total long term liabilities to related parties	-	(11,605,002)
Total current portion of long term liabilities	$-	$-

As indicated in Note 1 hereof, on July 30, 2021, a Redemption Agreement was signed in which the reduction and form of payment of the capital stock owned by YUNHONG CTI LTD., (formerly CTI Industries INC,) was signed. for a total of $47,328,869 Mexican pesos.

Part of the decrease in capital consisted of the cancellation of current accounts both in favor of and in charge of CTI Industries and other related accounts.

NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of October 28, 2021 and December 31st, 2020, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	October 28, 2021	2020
Assets	$353,135	$1,496,988
Liabilities	(2,186,956)	(2,352,009)

Excess of assets over (liabilities), assets in foreign currency	$(1,833,821)	$(855,021)

Assets where translated and adjusted using the exchange rate $ 20.1888 and $ 18.8452 pesos per US dollar, as of October 28, 2021 and December 31st, 2020 respectively. As of February , 2022 the exchange rate is $ 20.37 pesos per dollar.

NOTE 10 – DEFERRED ASSETS AND LIABILITIES

In May 28, 2019 Flexo Universal, S. de R.L. de C.V., soldfour microturbines to BBVA Leasing México SA de CV in $4´102,000.00 MXN pesos plus VAT. It is cost of sales was $968,548.50 MXN pesos.

On May 30, 2019, Flexo Universal, S de RL de CV enteredinto a leasewith BBVA Leasing México SA de CV onsaidequipment, theterm of theleasebeingfor 5 years, expiring in May 2024.

The profit generated in this operation was deferred according to theterms of the lease in 60 months from June 2019, Monthly amounts are:

Income	$68,366.67
Cost of sale	$16,960.76
Profit	$51,405.91

During the irregular year 2021, from January 1 to October 28, and during fiscal year 2020 in which 12 months were recognized in income, the following balances remained as of October 28, 2021 to apply to future income and costs:

	Income		Cost		Profit
Initial balance		$2,803,033.32	$	- 695,391.02		$2,107,642.30
Applied from January 1 to October 28, 2021	$	- 615,300.00		$152,646.81	$	- 462,653.19
Final balance as of October 28, 2021		$2,187,733.32	$	- 542,744.21		$1,644,989.11

	Income		Cost		Profit
Initial balance		$3,623,433.32	$	- 898,920.13		$2,724,513.20
Applied in 2020	$	- 820,400.00		$203,529.09	$	- 616,870.91
Final balance		$2,803,033.32	$	- 695,391.02		$2,107,642.30

NOTE 11 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of October 28, 2021 and December 31st, 2020:

	October 28, 2021	2020
Fixed capital stock	$50,000	$50,000
Variable capital stock	2,082,075	47,360,945

Total capital stock	$2,132,075	$47,410,945

The company’s capital stock is variable, with a fixed minimum of $50,000 without the possibility of retirement. The variable part has not limit.

Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015), the capital is represented by Social Parties.

In the General Assembly of partners held on October 11, 2021, the following agreements were made:

1. Increase in Capital Stock class II social shares	$49,999.
2. Increase in Capital Stock Class II social shares	$2,000,000.
The increases add up to	$2,049,999.

3. Reduction of Social Capital class II social shares	$49,999.	Note
4. Reduction of Social Capital class II social shares	$47,278,870.	Note
The decreases add up to	$47,328,869.

Net decrease	$45,278,870.

Note. Reductions made in compliance with the share redemption agreement entered into on July 30, 2021 between Kingman Distributions, S.A. de C.V.; Yunhong, CTI. (formerly CTI Industries); Flexo Universal, S.de R.L. de C.V., and Pablo Gortazar.

Said event is indicated in Note 1 of those present.

In this way, the Capital Stock as of October 28, 2021 is integrated as follows:

Social Parties
Class I		Class II
Number of parts	Value	Number of parts	Value

1a	$50,000
		1	60,154
		1	21,921
		1	2,000,000
1a	$50,000	2	$2,082,075

As of December 31, 2020, the capital stock was made up as follows:

Social Parties
Class I		Class II
Number of parts	Value	Number of parts	Value

1	$49,999	1	$47,278,870
1	1	1	60,154
		1	21,921
2	$50,000	3	$47,360,945

NOTE 12 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% ofthe fiscal year’s net profits should be kept to form the legal reserve until it reaches 20% of the capital stock. The legal reserve may be capitalized but not distributed unless the society is dissolved, and must be replenished when it decreases for any reason.

NOTE 13 – CONTINGENCIES:

a)

Transfer pricing. - For related party transactions, tax differences could arise if the tax authority when reviewing such operations considers that the prices and amounts used by the company are not comparable to those used with or between independent parties in comparable operations.

b)	Review by the tax authorities.- According to current tax legislation, the authorities are entitled to examine up to five fiscal years prior to the last income tax return submitted.

c)	Pledge guarantees granted in credits granted to third parties.

Contingency that existed until October 11, 2021, date on which YUNHONG CTI LTD., (Before CTI Industries INC,) ceased to be a shareholder of Flexo Universal, S de R.L. de C.V., the Guarantee was released by PNC Bank, National Asociation

On December 13, 2017, the shareholders met outside the General Assembly of Partners and the following resolutions were unanimously adopted by all partners:

• Approval of the conclusion of the contract and constitution of pledge on:

o The representative parts of the Company's capital stock of which they are holders.

o Certain assets without transfer of ownership.

• Pledges that are granted in accordance with the revolving credit and guarantee contract signed on December 14, 2017 between PNC Bank, National Association as Pledgeable Creditor "Accrediting" and "Agent" and CTI Industries Corporation as "Accredited" is being holder owning 99.8260% of the shares of Flexo Universal, S de RL de C.V., a company that is credited as a secured debtor "Guarantor"

• Such pledges are granted to guarantee the total and timely payment of each and every one of the guaranteed obligations without any limitation and must not be canceled, terminated or reduced until the payment and full and timely fulfillment of all the guaranteed operations.

• The pledged assets are as follows:

o All accounts receivable.

o All equipment and accessory goods. (Fixed assets)

o All intangible assets in general.

o All inventory.

o Securities, financial assets and investment properties.

o All contractual rights

o All the fruits and products of the described goods.

From the moment in which an event of default occurs and as long as it remains in force, the PNC BANK, NATIONAL ASSOCIATION pledgee may execute, at the cost of the pledgee FLEXO UNIVERSAL, S.DE R.L. DE C.V., the pledges constituted in terms of the revolving credit and guarantee contract entered into

NOTE 14- INCOME TAX (IT), CORPORATE FLAT TAX RATE :

Cost (benefit) of the tax applied to result is integrated as follows:

	To October 28, 2021	2020
ISR payable	$-	$-
Deferred ISR	-3,943,728	-5,110,693
Net	$-3,943,728	$-5,110,693

a.	IT.-The main differences between the accounting profit and the tax result are:

	To October 28, 2021	2020
Net (Loss) profit	$-3,735,851	$-11,652,273
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	-898,426	-634,290
Excess of accounting deductions net over the fiscal deductions	-4,125,097	-972,644
Fiscal (loss) profit	-8,759,374	-13,259,207
Minus employee profit sharing (PTU) paid	-	-
Tax basis to IT	-8,759,374	-13,259,207
Rate	-	-
IT payable (ISR)	$-	$-

As October 28, 2021 and December 31st, 2020 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	To October 28, 2021	2020
Year effect calculation:
Deferred expenses	$994,441	$1,563,631
Guarranty deposits	(2,261,264)	(2,261,264)
Reserv for doubtful accounts	(2,729,796)	(1,688,710)
Deferred liabilities	(2,119,367)	(2,803,033)
Liabilities	(19,052,914)	(8,271,603)
Fiscal loss of the year 2019	(22,942,728)	(21,504,888)
Base	(48,111,628)	(34,965,867)
Tax Rate	0.30	0.30
	-14,433,488	-10,489,760
Recognized	-10,489,760	-5,379,067
Complement	$-3,943,728	-5,110,693

NOTE 15 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Improvements to NIF 2021

D-5,	Leases
C-2,	Investment in financial instruments
B-3,	Statement of comprehensive income.
C-19,	Financial instruments payable.
C-20,	Financial instruments receivable.

NIF C-15, replaces and leaves without effect Bulletin C-15

This NIF will become effective on January 1, 2022, allowing its early application.

Is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

NOTE 16 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S. de R.L. de C.V.

__________________________

Lic. Pablo Gortazar de Oyarzabal

Legal Representative